Exhibit 3

State of Wisconsin
DEPARTMENT OF FINANCIAL INSTITUTIONS
Division of Corporate & Consumer Services

ARTICLES OF CORRECTION
1. Associated Banc-Corp
(Name of the corporation, limited liability company, or limited liability partnership before any correction that may be affected by these articles of correction)
(Describe the document)
2. Articles of Amendment to the Amended and Restated Articles of Incorporation filed with the Department of Financial
(Describe the document)

Institutions on September 14, 2011 (date) was	(X) Check any that apply
☒Incorrect at the time of filing (Complete items 1, 2, 3, 4, & 6)
☐Defectively executed (Complete items 1, 2, 3, & 5)
☐Defective in attestation, seal verification or acknowledgment (Complete items 1, 2, 3, & 6)

3. Describe the defect(s): (Specify the incorrect statement and the reason why it is incorrect, or the manner in which the execution is defective.)

The first Optional Redemption date set forth in Section (9)(a)(v)A(1) of Article II of the Articles of Amendment was incorrectly stated at the time of filing as December 15, 2016. The first Optional Redemption date should have been stated as September 15, 2016, consistent with the understanding of the parties to the offer and sale of the subject securities.

4. Enter the statement in its corrected condition:

(1) Subject to the further terms and conditions provided herein, the Corporation, at its option, subject to the approval of the Appropriate Federal Banking Agency, may, upon notice given as provided in Section (v)(B), redeem shares of the Series B Preferred Stock at the time outstanding in whole or in part, from time to time, on any Dividend Payment Date on or after the Dividend Payment Date on September 15, 2016 (“Optional Redemption”).

Notwithstanding the foregoing, within 90 days following the occurrence of a Regulatory Capital Treatment Event, the Corporation, at its option, subject to the approval of the Appropriate Federal Banking Agency, may redeem, at any time, all (but not less than all) of the shares of Series B Preferred Stock at the time outstanding, upon notice given as provided in Section (v)(B) below, at the redemption price applicable on such date of redemption (“Regulatory Event Redemption”).